Exhibit (k)(2)

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 31st day of January 2020, by and between KKR CREDIT OPPORTUNITIES PORTFOLIO, a Delaware statutory trust (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Fund will be registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company that will operate as an interval fund pursuant to Rule 23c-3 under the 1940 Act; and

WHEREAS, USBGFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Fund desires to retain USBGFS to provide fund administration services to the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Administrator

The Fund hereby appoints USBGFS as administrator of the Fund on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2.	Services and Duties of USBGFS

USBGFS shall provide the following administration services to the Fund:

A.	General Fund Management:

(1)	Act as liaison among Fund service providers.

(2)	Supply:

a.	Office facilities (which may be in USBGFS’, or an affiliate’s, or Fund’s own offices, as requested by the Fund).

b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Fund’s board of trustees’ (the “Board of Trustees” or the “Trustees”) communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.

b.	Prepare reports for the Board of Trustees based on financial and administrative data.

c.	Assist with the selection of the independent auditor.

d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.

f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.	Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

h.

Coordinate process for the production and distribution of materials for each Board of Trustees meeting, including but not limited to collecting materials from various contributors and assembling them in an electronic board book and paper board books, as requested.

(4)	Audits:

a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.

b.

For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies, track and maintain indices of all documents provided to the SEC or other regulatory agencies, and facilitate the audit process.

c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.

(6)	Pay Fund expenses upon written authorization from the Fund and provide payment reporting on a monthly basis.

(7)

Keep the Fund’s governing documents, including its declaration of trust, bylaws and minute books, but only to the extent such documents are provided to USBGFS by the Fund or its representatives for safe keeping.

(8)	Assist and coordinate with third party vendor that will tabulate returned proxies in connection with shareholder proxy solicitations.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with all 1940 Act requirements and provide supporting reports, including but not limited to:

(i)	Asset and diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records under Rule 31a-3.

(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

(v)	Coordinate and assist Fund and custodian that asset segregation is properly maintained for those portfolio positions requiring asset segregation consistent with requirements of Section 18 of 1940 Act.

b.	Monitor Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.

Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with (i) any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBGFS’ compliance program as it relates to the Fund, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

e.	Provide principal accounting officer for purposes of Sarbanes Oxley, as reasonably requested.

f.	Maintain a list of Bloomberg identifiers and cusip numbers for KKR-affiliated entities and portfolio companies identified by the Fund.

(2)	Blue Sky Compliance:

a.

Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to offer its shares in all states and applicable U.S. territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.

c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:

a.	Assist Fund counsel in annual update of the Registration Statement, including but not limited to preparing first draft of annual update of registration statements.

b.	Prepare and file annual and semiannual shareholder reports, Form N-CEN, Form N-CSR, Form N-PORT filings and Rule 24f-2 notices. As requested by the Fund, prepare and file Form N-PX filings.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.	File fidelity bond under Rule 17g-1.

e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

f.	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Fund.

g.	Assist Fund with preparation and filing of forms under Section 13 of the 1934 Act (e.g., Schedules 13D and 13G).

h.	Monitor CFTC Rule 4.5 compliance and prepare and file exemption

i.	Assist with preparation and filing of Section 16 filings under the 1934 Act.

j.	Track number of shares purchased pursuant to Dividend Reinvestment Plan to ensure there is a sufficient number of authorized and registered shares.

(4)	Tax Compliance:

a.

Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, continuous review of the following:

(i)	Asset diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate required quarterly and/or annual distribution amounts for the review and approval of Fund management and/or its independent accountant.

(5)	New York Stock Exchange Compliance

a.	Monitor the fund’s compliance with the listing requirements of the New York Stock Exchange and assist with the preparation and filing of any required documentation under New York Stock Exchange Rules.

b.	Communicate with NYSE regarding dividends and quarter end net asset and shareholder outstanding reporting

C.	Financial Reporting:

(1)	Provide financial data required by the Prospectus and SAI.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.

(3)

Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute various performance and financial metrics as requested by the Fund, including but not limited to the yield, total return, expense ratio and portfolio turnover rate of the Fund.

(5)	Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of adjustments expected to materially affect the Fund’s expense ratio.

(6)	Prepare financial statements, which include, without limitation, the following items:

a.	Schedule of Investments.

b.	Statement of Assets and Liabilities.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Statement of Cash Flows (if applicable).

f.	Financial Highlights.

g.	Footnotes to the Financial Statements

(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

(8)

Preparation of financial reporting to support global KKR consolidation accounting on a calendar quarter basis, including, but not limited to, GAAP Balance Sheet, GAAP Income Statement, FAS 157/ASC 820 Level 1, 2, and 3 details and Level 3 rolls and a statement of cash flows.

(9)	Provide monthly update of budgets and forecasts to support the accrual process.

(10)	Assist in the preparation and filing on the annual and special proxy statements and other required filings in connection with maintaining New York Stock Exchange listing.

D.	Tax Reporting:

(1)

Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBGFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received from Fund management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to USBGFS as required in a timely manner.

(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund Management and/or its independent accountant.

(4)	Prepare and file on behalf of the Fund Forms 1099 MISC for payments to disinterested Trustees and other qualifying service providers.

(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

(7)	Provide to non-U.S. taxpayers any required forms entitling the Fund to reduction in or elimination of applicable withholding on income of the Fund, and claim applicable refunds on amounts withheld.

E.	Repurchase Offers:

Provide the coordination and processing of all repurchase offers as stipulated in the prospectus. This will include:

(1) the tabulation and calculation of requested shares for repurchase;

(2) calculation of total shares available for repurchase;

(3) calculation of actual percentage of requested shares to be redeemed;

(4) calculation of repurchase fee (if any);

(5) preparing and filing notifications of repurchase offers on Form 23c-3; and

(6) coordinating the printing, filing and mailing of notifications of repurchase offers.

3.	License of Data; Warranty; Termination of Rights

A.

USBGFS has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, and ICE to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by USBGFS to the Fund. These Data Providers have required USBGFS to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit B. The Data is being licensed, not sold, to the Fund. The Fund acknowledges and agrees that certain Data Providers may also require the Fund to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data.

B.

The Fund agrees to indemnify and hold harmless USBGFS and its information providers, involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Fund’s or any third party’s use of, or inability to use, the Data or any breach by the Fund of any provision contained in this Agreement. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBGFS as set forth in Section 6 of this Agreement.

C.

USBGFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Fund agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Fund’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Fund’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Fund), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Fund’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Fund further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

4.	Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time. USBGFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBGFS in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1⁄2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to USBGFS shall only be paid out of the assets and property of the particular Fund involved.

5.	Representations and Warranties

A.	The Fund hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its declaration of trust, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement or have a material adverse effect upon the Fund.

B.	USBGFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its declaration of trust, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.

USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. USBGFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ control, except a loss arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBGFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBGFS may sustain or incur or that may be asserted against USBGFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBGFS by any duly authorized officer of the Fund, as approved by the Board of Trustees of the Fund, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees.

USBGFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s trustees, officers and employees.

The Trustees of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and USBGFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBGFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

E.

In conjunction with the tax services provided to the Fund by USBGFS hereunder, USBGFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBGFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBGFS’ administrative capacity. USBGFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. The Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBGFS, and any supporting documents thereto, in connection with the tax reporting services provided to the Fund by USBGFS. USBGFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBGFS to a Fund. The tax information provided by USBGFS shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Fund or its agent shall furnish to USBGFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

A.

USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph. USBGFS agrees to protect the confidential and proprietary information of the Fund using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

B.

The Fund agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, the Data and information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Fund may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBGFS. Information which has become known to the public through no wrongful act of the Fund or any of its employees, agents or representatives, and information that was already in the possession of the Fund prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

C.

Notwithstanding anything herein to the contrary, (i) the Fund shall be permitted to disclose the identity of USBGFS as a service provider and such other information as may be required in the Fund’s registration or offering documents, including filing this Agreement, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Fund in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

9.	Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request. Notwithstanding anything in this Agreement to the contrary, the Fund acknowledges and agrees that if the Fund elects to use an FTP or other electronic transmission method to communicate trade instructions to USBGFS the Fund shall be responsible for maintaining the Fund’s records as they relate to the Fund’s review and approval of individuals authorized to place trading instructions as described in Rule 31a-1(b)(10) promulgated under the 1940 Act.

10.	Compliance with Laws

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI. USBGFS’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto

11.	Terms of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Fund, and authorized or approved by the Board of Trustees.

12.	Early Termination

In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to the end of the three (3) year term, the Fund agrees to pay the following fees:

a.	all fees associated with converting services to successor service provider;

b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

c.	all out-of-pocket costs associated with a and b above

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Fund by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBGFS has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund. The Fund shall also pay any fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination.

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBGFS, or by USBGFS without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board of Trustees

15.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties

19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBGFS and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice. The Fund acknowledges that in-house USBGFS attorneys exclusively represent USBGFS and rely on outside counsel retained by the Fund to review all services provided by in-house USBGFS attorneys and to provide independent judgment on the Fund’s behalf. The Fund acknowledges that because no attorney-client relationship exists between in-house USBGFS attorneys and the Fund, any information provided to USBGFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBGFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

20.	Brand Usage

The Fund’s investment manager owns all worldwide rights to the “KKR” trademark and logo (collectively, the “Brand”). The investment manager has granted a worldwide non-exclusive license to the Fund to use the Brand as a trademark and logo in connection with marketing, promoting and operating the Fund. Neither the Administrator nor the Fund shall register or use the Brand as a corporate name, domain name, ticker symbol or social media identifier without the investment manager’s prior written consent. The Fund shall use the Brand only in connection with high-quality goods and services and in accordance with any guidelines provided by investment manager. The Administrator and the Fund shall obtain the investment manager’s prior consent for any materials bearing the Brand, or any proposed uses or variations of the Brand or combinations of the Brand with other terms or marks. The investment manager may terminate the license immediately upon written notice for any reason, including for (i) any breach of the license by the Administrator or the Fund or (ii) the termination of the investment advisory relationship between the Trusts and the investment manager. Except to the extent required by applicable law, the Administrator and the Fund shall immediately cease all use of the Brand after such termination. Neither the Administrator nor the Fund shall challenge or contravene the validity of, or the investment manager’s worldwide ownership of the Brand, nor take (or fail to take) any action that may damage the Brand. All goodwill arising from the Fund’s use of the Brand shall inure solely to the benefit of the investment manager. A Fund may not sublicense or assign this license without the prior consent of the investment manager, and any purported transaction in violation of the foregoing shall be null and void. For clarity, a change of control, assumption in bankruptcy, merger or reorganization of a Fund shall be deemed an “assignment” of the above license, even if it is not deemed an assignment under applicable law. The investment manager disclaims any and all liability for the Fund’s use of the Brand outside the United States, which such use shall be at the Fund’s sole risk.

21.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below

Notice to USBGFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

and notice to the Fund shall be sent to:

KKR Credit Opportunities Portfolio

c/o KKR Credit Advisors (US) LLC

555 California Street, 50th Floor

San Francisco, CA 94104

Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument

23.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of the Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

KKR CREDIT OPPORTUNITIES PORTFOLIO

By:	/s/ Jeffrey M. Smith
Name:	Jeffrey M. Smith
Title:	Authorized Signatory

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Anita Zagrodnik
Name:	Anita Zagrodnik
Title:	Sr. Vice President

Exhibit A to the Fund Administration Servicing Agreement – KKR Credit Opportunities Portfolio

REQUIRED PROVISIONS OF THE DATA PROVIDER

•

The Fund shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party except as may otherwise be expressly agreed to by the Data Provider.

•

The Fund shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•

The Fund shall represent that it will treat the Data as proprietary to the Data Provider. Further, the Fund shall acknowledge that the Data Provider are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•

The Fund shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Fund’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Fund shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•

The Fund shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold the Data Provider harmless from any claims that may arise in connection with any use of the Data by the Fund.

•	The Fund shall acknowledge that the Data Provider may, in its sole and absolute discretion and at any time, terminate USBGFS’ right to receive and/or use the Data.

•

The Fund shall acknowledge that the Data Provider are third party beneficiaries of the Customer Agreement between the Data Providers and USBGFS with respect to the provision of the Data, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE FUND ON AN “AS IS” BASIS. USBGFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBGFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

THE FUND ASSUMES THE ENTIRE RISK OF ANY USE THE FUND MAY MAKE OF THE DATA. IN NO EVENT SHALL USBGFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE FUND, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE FUND TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBGFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Exhibit B to the Fund Administration Servicing Agreement – KKR Credit Opportunities Portfolio

Fund Administration & Fund Accounting Services Fee Schedule at January 2020

Annual Fee Based Upon Average Net Assets Per Fund*

4.5 basis points on the first $250 million

4 basis points on the next $250 million

3 basis points on the balance

Minimum Annual Fee: $125,000 per fund

•	Additional fee of $12,000 for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

NOTE: Conversion, master/feeder, and extraordinary services quoted separately.

The fees above include the following core tax services: M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

All schedules subject to change depending upon use of unique security type requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Fee

•	$3,000 per year per fund complex

Data Services

Pricing Services

•	$0.08 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps,

•	$0.50 – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

•	$0.80 – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

•	$0.90 – Interest Rate Swaps, Foreign Currency Swaps

•	$1.00 – Bank Loans

•	$1.50 – Swaptions

•	$1.50 – Intraday money market funds pricing, up to 3 times per day

•	$3.00 – Credit Default Swaps

•	$500 per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

•	$2.00 per Foreign Equity Security per Month

•	$1.00 per Domestic Equity Security per Month

•	$2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

•	$1 per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

SEC Modernization Requirements

•	Form N-PORT – $12,000 per year, per Fund

•	Form N-CEN – $250 per year, per Fund

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs,(including Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*	Subject to annual CPI increase – All Urban Consumers – U.S. City Average.

Fees are calculated pro rata and billed monthly.

Exhibit B (continued) to the

Fund Administration Servicing Agreement - KKR Credit Opportunities Portfolio

Fund Administration & Compliance Portfolio Services Supplemental Fee Schedule at January 2020

Section 18 Compliance Testing

•	$1,500 set up fee per fund complex

•	$500 per fund per month

Section 15(c) Reporting

•	$2,000 per fund per standard reporting package*

*	Standard reporting packages for annual 15(c) meeting

•	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report

•	Performance reporting package: Peer Comparison Report

•	Additional 15c reporting is subject to additional charges

Optional Tax Services

•	Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $5,000 per year

•	Additional Capital Gain Dividend Estimates – (First two included in core services) – $1,000 per additional estimate

•	State tax returns – (First two included in core services) – $1,500 per additional return

Tax Reporting – MLP C-Corporations

Federal Tax Returns

•	Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $25,000

•	Prepare Federal and State extensions (If Applicable) – Included in the return fees

•	Prepare provision estimates – $2,000 Per estimate

State Tax Returns

•	Prepare state income tax returns for funds and blocker entities – $1,500 per state return

•	Sign state income tax returns – $2,000 per state return

•	Assist in filing state income tax returns – Included with preparation of returns

•	State tax notice consultative support and resolution – $1,000 per fund

Collateral Segregation Services

Requires U.S. Bank as custodian for all assets

$2,500 initial acceptance fee per secured party, payable annually in advance and not subject to proration. Fee includes initial review and execution of the governing documents and establishment of the account.

$5,000 per account per year*, payable annually in advance and not subject to proration.

Plus, applicable basis point charges for the custody of securities, based upon existing custody fee schedule*.

Margin Management Services

Requires U.S. Bank as custodian for all assets

$30,000 annual program fee (includes up to 4 ISDA agreements)

$7,500 annual fee per each additional ISDA agreement.

Extraordinary Services –

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

*	Subject to annual CPI increase – All Urban Consumers – U.S. City Average

Fees are calculated pro rata and billed monthly. Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to the client directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an Account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

*	Subject to annual CPI increase – All Urban Consumers – U.S. City Average.